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                                                                    EXHIBIT 12.1


                          U.S. BANCORP AND SUBSIDIARIES
                      COMPUTATION OF RATIOS OF CONSOLIDATED
                            EARNINGS TO FIXED CHARGES


                                                           First Quarter
                                                          Ended March 31,
(In Millions)                                                  1997
                                                          ----------------
Considering Interest on Deposits as an Operating Expense
Net income                                                   $  121.5
Income taxes                                                     68.0
                                                             --------
      Earnings before income taxes                              189.5
                                                             --------
Add fixed charges
      Interest on borrowed funds                                 61.2
      Interest income from federal funds sold (A)                  .8
      Interest component of leases (B)                            3.8
      Obligation of capital qualifying securities (C)             6.2
                                                             --------
Total fixed charges                                              72.0
                                                             --------
Earnings before income taxes and fixed charges               $  261.5
                                                             ========

Ratio of earnings to total fixed charges                         3.63x

Considering Interest on Deposits as Fixed Charges
Fixed charges as shown above                                 $   72.0
Interest on deposits                                            193.2
                                                             --------
Total fixed charges                                             265.2

Add earnings before income taxes                                189.5
                                                             --------
Earnings before income taxes and fixed charges               $  454.7
                                                             ========

Ratio of earnings to total fixed charges                         1.71x
                                                              =======

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(A)  Approximates interest expense related to federal funds purchased transactions for purposes other than the funding of banking subsidiaries' operations.

(B) Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.

(C) Amount distributed to holders of Company - obligated mandatory redeemable capital securities of subsidiary trust holding only junior subordinated deferrable interest debentures of U. S. Bancorp.




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